Exhibit 99.1

                    4th Quarter Net Income Tops $1
   Million at Annapolis Bancorp; Record Full-Year Earnings Approach
                              $3 Million

    ANNAPOLIS, Md.--(BUSINESS WIRE)--Feb. 10, 2006--Quarterly earnings at Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, exceeded $1 million for the first time in Company history, Chairman and CEO Richard M. Lerner announced today.
    For the three months ended December 31, 2005, the Company posted net income of $1.01 million ($0.25 per basic and $0.24 per diluted share), a 33.9% increase over 4th quarter net income of $755,000 ($0.19 per basic and $0.18 per diluted share) in 2004.
    Net income for the year ended December 31, 2005 totaled $2.98 million ($0.73 per basic and $0.71 per diluted share), up 37.2% from 2004 net income of $2.17 million ($0.54 per basic and $0.52 per diluted share).
    "This is the fourth consecutive year of record earnings for Annapolis Bancorp," said Lerner. "It is also the fourth consecutive year in which we can report substantial improvement in each of the key metrics used to measure a bank's financial performance. Return on average assets rose to 0.97% from 0.84%, return on average equity climbed to 15.04% from 12.41%, and the efficiency ratio improved to 63.02% from 68.24% in 2004."
    Record 4th quarter earnings were fueled by improved yields on the loan and investment portfolios and a gain on the prepayment of $10 million in Federal Home Loan Bank debt.
    In the three months ended December 31, 2005, the overall yield on interest-earning assets increased to 6.19% from 5.54% in the same period of 2004. The average loan yield rose to 7.08% from 6.27%, while the average return on investment securities improved to 4.19% from 3.79%. As a result, total interest income in the 4th quarter of 2005 increased by $813,000 or 22.1% over the same period in the prior year.
    Total interest expense in the final quarter of 2005 increased by $483,000 or 44.6% compared to the same period in 2004, as the overall cost of interest-bearing liabilities rose to 2.55% from 1.93%. The cost of money market deposits jumped to 2.52% in the 4th quarter of 2005 from 1.09% in the 4th quarter of 2004, driven by steadily rising rates throughout the year on the bank's indexed money fund. In the same time frame, average money market account balances grew by $15.4 million or 38.5%.
    Fourth quarter net interest income rose by $330,000 or 12.7% compared to the 4th quarter of 2004. Noninterest income improved by $183,000 or 35.7% due in large part to a $201,000 one-time gain associated with the prepayment of a $10 million Federal Home Loan Bank advance. Excluding this nonrecurring item, noninterest income actually fell by $18,000 or 3.5% in the 4th quarter due to lower transaction-based fees on deposit products. Noninterest expense rose by $136,000 or 7.4% compared to the same quarter in 2004.
    Total assets grew to $304.9 million at year-end 2005, a 7.3% increase over total assets of $284.2 million at December 31, 2004. Most of the growth came in the investment securities portfolio, which expanded to $73.9 million at December 31, 2005 from $54.4 million at year-end 2004, a 35.8% increase. After experiencing strong growth in the 1st quarter followed by contraction in the 2nd and 3rd, total gross loans ended the year up $0.5 million or 0.2% from year-end 2004 levels.
    "Our lending activities were disrupted in the middle of the year by aggressive price competition in our marketplace and by our own reluctance to respond to the new realities of a flattened yield curve," said Lerner. "The good news is that we recovered in the 4th quarter by adding $4.7 million to the loan portfolio, which equates to an annualized growth rate of 9.2%."
    Total deposit balances increased by $23.1 million or 10.2% in 2005. The bulk of the growth came in core deposit categories, with demand deposits up by $4.0 million or 9.9%, NOW accounts up by $5.4 million or 16.5%, and money market account balances up by $14.6 million or 34.2%. Repurchase agreement balances also rose by $5.1 million or 64.6% from December 31, 2004 levels.
    Early in the 4th quarter, the bank elected to reduce excess cash balances by repaying a $10 million advance from the Federal Home Loan Bank prior to its maturity. This decision contributed to the decline in total assets from $322.2 million reported at September 30, 2005.
    At year-end 2005, total stockholders' equity amounted to $21.0 million, up 12.3% from $18.7 million at December 31, 2004. Book value per basic share at December 31, 2005 was $5.15.
    Average interest-earning assets increased in 2005 by 19.2% to $286.7 million from $240.5 million in 2004, and the overall yield on those assets improved to 5.97% from 5.51%. As a result, total interest income improved by $3,844,000 or 29.0% compared to 2004.
    Total interest expense in 2005 increased by $1,992,000 or 54.7% as average interest-bearing liabilities grew by $41.2 million or 20.4% and the cost of deposits and other borrowed funds rose to 2.32% from 1.80% in 2004. The Company's overall cost of funds increased to 1.97% in 2005 from 1.51% in 2004.
    For the year ended December 31, 2005, the net interest margin held steady at its 2004 level of 4.00%. Net interest income improved by $1,852,000 or 19.3% due to higher average balances of interest-earning assets and interest-bearing liabilities. Despite a rising rate environment in 2005, improvement in the net interest margin did not materialize as competition intensified for local deposits driving up the bank's cost of funds, and unexpectedly low net loan production caused a shift in the asset mix toward lower yielding investment securities.
    After net charge-offs of $261,000 and a $442,000 provision for credit losses in 2005, the allowance for credit losses at December 31, 2005 stood at $2,012,000 (0.98% of total gross loans) compared to $1,832,000 (0.90% of total gross loans) at December 31, 2004. At year-end 2005, nonperforming assets amounted to $2,007,000 (0.98% of total gross loans).
    Noninterest income improved by $185,000 or 9.1% in 2005. Without the one-time gain realized on the prepayment of $10 million in Federal Home Loan Bank debt, noninterest income in 2005 would have decreased by $16,000 or 0.8% when compared to the prior year. With the exception of VISA check card fees, all other transaction-based service charges fell from their 2004 levels. Offsetting this decline was a 37.7% increase in fees earned on brokered mortgage loans.
    Noninterest expense in 2005 rose by $676,000 or 8.5% compared to 2004. Marketing expense increased by $156,000 or 64.5% as the bank undertook several marketing initiatives including new print and cable advertising campaigns. Legal and professional expense, a large portion of which was related to the collection of nonperforming loans, rose by $111,000 or 72.1%. (Some of this amount may be recoverable in future periods.) Occupancy and equipment expense increased in 2005 by $143,000 or 14.9% as the Company incurred costs associated with occupying a temporary facility while a new Kent Island branch was being constructed. Compensation expense also increased by $221,000 or 4.8%.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. In December of 2005, the bank acquired property in Odenton, Maryland on which it intends to build its seventh branch. The new site in western Anne Arundel County is located in the heart of the Odenton Town Center where substantial residential and commercial growth is expected over the next 5 to 10 years with the planned expansion of nearby Fort George Meade.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.



               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of December 31, 2005 and December 31, 2004
                                ($000)

                                             (Unaudited)   (Audited)
                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
Assets
  Cash and due                               $     9,603  $     7,455
  Federal funds sold                               3,400        7,213
  Investments                                     73,902       54,440
  Loans, net of allowance                        202,568      202,296
  Accrued interest receivable                      1,423        1,061
  Deferred income taxes                            1,128          490
  Premises and equipment                           8,550        6,998
  Investment in BOLI                               3,638        3,510
  Other assets                                       704          732
                                             ------------ ------------
    Total Assets                             $   304,916  $   284,195
                                             ============ ============

Liabilities and Stockholders' Equity

  Deposits
  Noninterest bearing                        $    43,448  $    39,473
  Interest bearing                               206,501      187,361
                                             ------------ ------------
    Total deposits                               249,949      226,834
  Securities under agreement to repurchase
                                                  12,986        7,901
  Other borrowed funds                            15,000       25,000
  Junior subordinated debentures                   5,000        5,000
  Accrued expenses                                 1,022          798
                                             ------------ ------------
    Total Liabilities                            283,957      265,533

Stockholders' Equity
  Common stock                                        41           41
  Paid in capital                                 13,171       12,986
  Retained Earnings                                8,858        5,877
  Comprehensive income                            (1,111)        (242)
                                             ------------ ------------
    Total Equity                                  20,959       18,662

                                             ------------ ------------
    Total Liabilities and Equity             $   304,916  $   284,195
                                             ============ ============


               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
             for the Three and Twelve Month Periods Ended
                      December 31, 2005 and 2004
                             (Unaudited)
                (In thousands, except per share data)

                           For the Three Months  For the Twelve Months
                            Ended December 31,    Ended December 31,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Interest Income
  Loans                    $   3,593  $   3,178  $  14,086  $  11,596
  Investments                    749        416      2,446      1,507
  Federal funds sold             156         91        572        157
                           ---------- ---------- ---------- ----------
    Total interest income      4,498      3,685     17,104     13,260
                           ---------- ---------- ---------- ----------

Interest expense
  Deposits                     1,218        770      4,222      2,629
  Securities sold under
   agreements to
   repurchase                     91         50        290        159
  Borrowed funds                 165        196        794        617
  Junior debentures               91         66        327        236
                           ---------- ---------- ---------- ----------
    Total interest expense     1,565      1,082      5,633      3,641
                           ---------- ---------- ---------- ----------
      Net interest income      2,933      2,603     11,471      9,619

  Provision                      149        106        442        294
                           ---------- ---------- ---------- ----------

  Net interest income
   after provision             2,784      2,497     11,029      9,325
                           ---------- ---------- ---------- ----------

NonInterest Income
  Service charges                297        332      1,207      1,309
  Mortgage banking                74         66        329        239
  Other fee income               325        115        674        477
                           ---------- ---------- ---------- ----------
    Total noninterest
     income                      696        513      2,210      2,025
                           ---------- ---------- ---------- ----------

NonInterest Expense
  Personnel                    1,026      1,089      4,807      4,586
  Occupancy and equipment        269        249      1,105        962
  Data processing expense        232        205        903        874
  Other operating expense        447        295      1,807      1,524
                           ---------- ---------- ---------- ----------
    Total noninterest
     expense                   1,974      1,838      8,622      7,946
                           ---------- ---------- ---------- ----------

Income before taxes            1,506      1,172      4,617      3,404
Income tax expense               495        417      1,636      1,231
                           ---------- ---------- ---------- ----------
Net income                 $   1,011  $     755  $   2,981  $   2,173
                           ========== ========== ========== ==========


Basic EPS                  $    0.25  $    0.19  $    0.73  $    0.54
                           ========== ========== ========== ==========
Diluted EPS                $    0.24  $    0.18  $    0.71  $    0.52
                           ========== ========== ========== ==========
Book value per share       $    5.15  $    4.61  $    5.15  $    4.61
                           ========== ========== ========== ==========
Average fully diluted
 shares                    4,188,859  4,153,137  4,186,754  4,139,734
                           ========== ========== ========== ==========


               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                        For the Three Months    For the Twelve Months
                         Ended December 31,      Ended December 31,
                       ----------------------- -----------------------
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited) Performance Ratios
 (annualized)
  Return on average
   assets                    1.29%       1.06%       0.97%       0.84%
  Return on average
   equity                   19.41%      16.32%      15.04%      12.41%
  Average equity to
   average assets            6.69%       6.50%       6.46%       6.73%
  Net interest margin        4.04%       3.92%       4.00%       4.00%
  Efficiency ratio          54.40%      58.99%      63.02%      68.24%

Other Ratios
  Allow for credit
   losses to loans           0.98%       0.90%       0.98%       0.90%
  Nonperforming to
   gross loans               0.98%       0.29%       0.98%       0.29%
  Net charge-offs to
   avg loans                 0.07%       0.05%       0.13%       0.05%
  Tier 1 capital ratio       12.3%       11.1%       12.3%       11.1%
  Total capital ratio        13.2%       12.0%       13.2%       12.0%

Average Balances
  Assets               $  309,106  $  283,185  $  306,691  $  258,771
  Earning assets       $  288,141  $  264,505  $  286,726  $  240,471
  Loans, gross         $  201,205  $  201,628  $  208,280  $  189,130
  Interest Bearing
   Liabilities         $  243,495  $  222,657  $  242,909  $  201,723
  Stockholders' Equity $   20,672  $   18,418  $   19,820  $   17,406




    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455